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                                                                    EXHIBIT 99.6



NEWS RELEASE

FOR INFORMATION CONTACT:
Vince Anido, ISTA Pharmaceuticals      Justin Jackson, Burns McClellan (Media)
949/788-5311                           jjackson@ny.burnsmc.com
vanido@istavision.com                  Lisa Burns and E. Blair Clark (Investors)
David Waltz, ISTA Pharmaceuticals      bclark@ny.burnsmc.com
949/788-5345                           212/213-0006
dwaltz@istavision.com


              ISTA PHARMACEUTICALS SECURES $44 MILLION IN FINANCING
        CONSISTING OF $40 MILLION IN EQUITY AND A $4 MILLION BRIDGE LOAN
                          CONVERTIBLE INTO COMMON STOCK


IRVINE, CA. - SEPTEMBER 19, 2002 - ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) announced today that it has secured a commitment to provide $40 million in equity capital from investors led by the Sprout Group, Sanderling Venture Partners and Investor Growth Capital. ISTA has also secured a bridge loan of $4 million. Subject to ISTA stockholder approval, the bridge will be convertible into common stock at the option of the investors.

"We are very pleased with the confidence demonstrated by our investors in their commitment to helping us meet our business objectives," stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA. "This funding will enable us to execute on our plans to complete development work on the late-stage product candidates ISTA has in its clinical pipeline and initiate commercial activities once these products are approved by the FDA."

Under the terms of the equity financing, the investors have agreed to purchase $40 million of common stock and will receive warrants to purchase an additional $6 million in ISTA stock. The per share price of the common stock and the exercise price of the warrants is $0.38, representing a 31% premium to the Wednesday closing price. Sprout, Sanderling and Investor Growth Capital will be entitled to appoint a total of four directors to ISTA's Board of Directors.

Through the bridge loan, Sprout, Sanderling, Investor Growth Capital and other investors agreed to purchase $4 million in senior secured convertible promissory notes that mature on December 31, 2002. The investors also received warrants to purchase $1 million in ISTA stock that are immediately exercisable at a price of $0.38 per share. The full amount of the notes are convertible into common stock at a price of $0.38 per share at the option of the investors, subject to ISTA stockholder approval. A portion of the notes may be converted at the option of the investors prior to the receipt of stockholder approval subject to limitations in the investment agreements and relevant regulations. The proceeds of the bridge financing will be used to fund clinical trials and general corporate activities.

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The issuance of the stock and the warrants in the equity financing is subject to approval by ISTA's stockholders. ISTA's stockholders will also be asked to approve other matters in connection with the financing, including a reverse stock split at a ratio between 1-for-7 and 1-for-10. ISTA is effecting the reverse stock split in order to satisfy the Nasdaq $1.00 minimum bid price requirement. ISTA expects to obtain stockholder approval prior to October 31, 2002. Thomas Weisel Partners LLC has acted as a financial advisor to ISTA with respect to these transactions.

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products. ISTA's product candidates and programs address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA's goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in development.

About the Sprout Group

The Sprout Group is one of the oldest and largest venture capital firms in the US. Sprout Capital IX L.P. and its affiliated entities comprise a capital pool of $1.6 billion. With offices in Menlo Park and New York, Sprout focuses on helping to grow companies in the healthcare technology and information technology sectors. Since 1969, Sprout has helped finance more than 300 companies with combined sales exceeding $40 billion. Active investments in healthcare technology include Adeza Biomedical, Adolor, Affymax, Allos Therapeutics, Deltagen, ePocrates, Focus Technologies, Gryphon Sciences, IntraBiotics Pharmaceuticals, Kalypsys, Metabasis, NxStage Medical, Pharsight, PhaseForward, Phylos, Picoliter, Prometheus, Spotfire, Tripath, Variagenics, VascA, Visiogen, VNUS Medical and Xcyte. The Sprout Group is a venture capital affiliate of Credit Suisse First Boston. For further information on the Sprout Group, please visit their web site at www.sproutgroup.com.

About Sanderling Ventures

Founded in 1979, Sanderling is one of the oldest investment firms dedicated to building new biomedical companies. Sanderling and its principals play an active role in new ventures by providing seed and early-stage funding, contributing management leadership and administrative support, developing cost-control strategies to extend available dollars, supplying technical and regulatory expertise where needed, and offering the insight and perspective of those who have "done it before." Since its inception, Sanderling has supported over 40 biomedical companies from very early stages through commercial development, earning consistently high rates-of-return on its venture investments.

About Investor Growth Capital

Investor Growth Capital, Inc. is a private equity firm focused on investments in private and public healthcare and technology companies in North America and Europe. Illustrative active healthcare investments include: Axcan Pharma, Esperion Therapeutics, IntraBiotics Pharmaceuticals, Intuitive Surgical, Kyphon, Molecular Staging and Personal Chemistry. Investor Growth Capital, a wholly owned subsidiary of Investor AB, advises the Investor Group and has $1.8B in assets under management, with offices in New York, Palo Alto and

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Stockholm. For further information on Investor Growth Capital, please visit the web site at igc.investorab.com.

This press release contains "forward-looking statements" regarding the ability of ISTA to complete the development of its late stage product candidates, receive regulatory approval for these products and initiate commercial activities, comply with the Nasdaq listing requirements and obtain stockholder approval of the financing terms. These statements are based on current expectations of future events and, as such, involve risks and uncertainties that may cause results to differ materially from those set forth in such statements. These risks and uncertainties include the possibility that some or all of the products that ISTA is currently developing may not receive regulatory approval, and if one or more of our products receive regulatory approval, our ability to successfully launch these products, and if the stockholders approve the financing, including the reverse stock split, our common stock may not trade at or above $1.00 for 10 consecutive trading days or such longer period that Nasdaq may require. Further information on the risks and factors that could affect ISTA's business, financial condition, and the results of operations are contained in ISTA's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including ISTA's quarterly report on Form 10-Q for the quarter ended June 30, 2002, which are available at www.sec.gov.


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